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                                  EX. 99-B.4.9

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is endorsed to provide an additional accumulation option. This option does not replace or limit the use of any other option(s) available under this Contract for such purpose. This option is known as ING Guaranteed Equity Trust (GET Fund). The use of this option is described and limited as follows:

1. ING Guaranteed Equity Trust (GET Fund) - An open-end registered management investment company organized as a series fund. Each series of GET Fund constitutes a separate Fund under this Contract.

2. Allocation Period - The period of time, usually from one to three months, during which amounts may be allocated to a series of GET Fund, whether by transferring values from the other accumulation options, or by Purchase Payments. The Allocation Period is the only time during which amounts may be allocated to a series. At its discretion, prior to the beginning of an Allocation Period, the Company may specify a minimum amount per transfer and per Purchase Payment amount for each series. A new series will be established for each Allocation Period.

3. Guaranteed Period - The length of time to which the Guarantee applies for a series. This period will be specified for a series before its Allocation Period begins.

4. Maturity Date - The date at which the Guaranteed Period for that series will end and the GET Fund Record Units for that series will be liquidated. Another accumulation option must then be elected. If no such election is made by the Maturity Date, Contract Values based on that GET Fund series will be transferred to ING Variable Encore Fund. Transfers made for this reason will not be counted as one of the four free transfers. The Maturity Date will be specified before the Allocation Period for that series begins.

5. Guarantee - The Company guarantees that on a series' Maturity Date, if the value of each GET Fund Record Unit then outstanding in that series is less than the value of that Record Unit at a date specified before the Allocation Period began, such date being the beginning of the Guaranteed Period, it will transfer to the Separate Account, from its General Account, any amount necessary to bring that Record Unit value to the guaranteed level. This Guarantee does not apply to GET Fund Record Unit values withdrawn or transferred before the Maturity Date.

6. Net Return Factor - Separate Account: The Net Return Factor for GET Fund is equal to 1.0000000 plus the Net Return Rate.

     The Net Return Rate for each series of GET Fund, notwithstanding any other provision of this Contract, is equal to:

     a. The value of the shares of that series of GET Fund held by the Separate Account at the end of a Valuation Period; minus

     b. The value of the shares of that series of GET Fund held by the Separate Account at the start of the Valuation Period; plus or minus

     c. The proportional share of taxes (or reserves for taxes) on the Separate Account (if any); divided by

     d. The total value of the GET Fund Record Units of the Separate Account for that series at the start of the Valuation Period; minus

     e. A daily actuarial charge at an annual rate of 1.25% for annuity mortality and expense risks and profit;

     f. A daily fee at an annual rate of .25% during the Guaranteed Period for the Company's guarantee of Record Unit values and profit; and


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     g.   A daily administrative charge which will not exceed .25% on an annual basis.

          The Net Return Rate may be more or less than 0.

          The value of a share of a GET Fund series is equal to the net assets of that series divided by the number of outstanding shares of that series.

7. Withdrawals and Transfers - Withdrawals or transfers from a GET Fund series before the Maturity Date will be at the then applicable GET Fund Record Unit value, which may be more or less than the value guaranteed at the Maturity Date.

8. Election of an Annuity Option - Contract values based on any GET Fund series must be transferred to another accumulation option prior to election of an Annuity Option.

9.   Current Value shall include the sum of any GET Fund Record Units.

10. Unless specifically indicated otherwise in this endorsement, all references to Fund(s) in this Contract shall include each GET Fund series.

Endorsed and made a part of this Contract on July 1, 1987 or the effective date of the Contract whichever is later.

                                         /s/ Thomas J. McInerney


                                         President
                                         ING Life Insurance and Annuity Company


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